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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Witness Systems, Inc.

We consent to incorporation by reference in the registration statements (No. 333-33250 and No. 333-67416) on Form S-8 of Witness Systems, Inc. of our report dated January 25, 2002, relating to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in or is incorporated by reference in the Witness Systems, Inc. Annual Report on Form 10-K for the year 2001.



                                                              /s/ KPMG LLP



Atlanta, Georgia
March 29, 2002